Exhibit 99.3

THE STATE EDUCATION DEPARTMENT / THE UNIVERSITY OF THE STATE OF NEW YORK / ALBANY, NY 12234

DEPUTY COMMISSIONER
Office of Higher Education
Office of the Professions

December 23, 2005

John J. McGrath, Ph.D.
CEO and President
EVCI Career College Holding Corporation
1 Van Der Donck Street
Second Floor
Yonkers NY 10701

Dear President McGrath:

Thank you for submitting your December 19, 2005 response to the Department's December 2, 2005 monitoring report on Interboro Institute.

Your December 19th response will serve as your official response in meeting the 30 day timetable set forth in Assistant Commissioner Joseph Frey's December 2nd letter to President Adolphus.

Barbara Meinert has set up a meeting for us on January 6, 2006 in Albany from 1:00 to 4:00 p.m. At that time, I understand that you will be bringing the Chief Financial Officer of EVCI to explain the financial impact of the required limitations of enrollment on both the corporation and the two postsecondary institutions in New York State.

Prior to our January 6th meeting, I ask that you provide as much information as possible concerning the financial impact of limiting enrollment to 850 new students for the spring 2006 semester at Interboro Institute. I will share this information with our Office of Audit Services prior to our meeting. It would be helpful if we receive this information on or before January 3, 2006.

I am concerned that Interboro Institute believes that 1,250 new students for the spring 2006 semester, resulting in a total enrollment of 4,250, would constitute a significant reduction in enrollment, as required in Assistant Commissioner Frey's December 2nd letter. This would result in only a 1.6 percent reduction from your final fall 2005 enrollment of 4,319. Again, as we discussed at our meeting on December 5th, a key concern relating to the Department insisting that enrollment be reduced was the lack of success of Interboro Institute with its present student body. For example, using your own revised numbers, your 2001 cohort was 661 first-time, full-time freshmen. After six semesters (Interboro's two year graduation rate), only 66 students completed the program, or 10 percent. After nine semesters (three years), only 17.4 percent of your students completed the program. These

are not indicators of success. Furthermore, you are now recommending that the number of first-time, full-time freshman in your spring 2006 cohort be essentially doubled over the number in the 2001 cohort, with which the Institute was not successful. While the Department will consider seriously the financial viability of EVCI, of paramount importance is the education of the students at Interboro Institute and their chances of success in the programs in which they enroll. It is important for EVCI to know the Department's position well in advance of Interboro's spring semester which commences on January 23, 2006.

The Department is currently conducting a full review of your December 19th submission and will provide you with additional feedback at our January 6th meeting. However, there is one misstatement that must be clarified in your cover letter to Assistant Commissioner Frey. At our meeting on December 5th and in Assistant Commissioner Frey's previous correspondence to President Adolphus on December 2nd, he indicated that Interboro Institute may use the CPAt examination for the spring 2006 semester and also use Test Quest for that semester. However, nowhere in his December 2nd correspondence or at our December 5th meeting was it indicated that the continued use of CPAt would be determined based upon additional requirements Interboro adds to its admissions requirements. I think it is important that we be clear on the commitments Assistant Commissioner Frey did and did not make.

The issue of the February 1st and April 1st reports will be discussed at our meeting on January 6th.

Finally, in your report, you talk about your December 22nd meeting with Dr. Vincent Tinto. I would appreciate receiving a full copy of his report to you as soon as it is available.

I hope that our meeting on January 6th will be productive so that we can reach an agreement to better serve the students at Interboro Institute.

Sincerely,

Johanna Duncan-Poitier

Johanna Duncan-Poitier

cc: Assistant Commissioner Joseph P. Frey
Barbara D. Meinert